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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
    Cole   David   Brooks                  Statement                        Enamelon, Inc. (ENML)
---------------------------------------    (Month/Day/Year)              ---------------------------------------------------------
     (Last)     (First)     (Middle)            10/23/96                 5. Relationship of Reporting     6. If Amendment,  Date
     758 Route 18 North     #102              ----------------------------       Person to Issuer            of Original
----------------------------------------   3. IRS or Social Security        (Check all applicable)           (Month/Day/Year)
             (Street)                         Number of Reporting        ----- Director   -----   10% Owner
                                              Person (Voluntary)           X
  East Brunswick    New Jersery 08816                                    ----- Officer    -----   Other (specify
--------------------------------------     ----------------------------  (give title below)             below)
      (City)      (State)      (Zip)                                        President, Chief Operating Officer
                                                                            ----------------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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         None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1473 (8/92)

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Options (right to buy)           6/1/95   5/31/02    Common Stock, $.001    90,000     $3.00          D
                                                     par value
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                                 7/1/94   6/30/01    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                 8/1/94   7/31/01    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                 9/1/94   8/31/01    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                10/1/94   9/30/01    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                11/1/94  10/31/01    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                12/1/94  11/30/01    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                 1/1/95  12/31/01    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                 2/1/95   1/31/02    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                 3/1/95   2/31/02    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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                                 4/1/95   3/31/02    Common Stock, $.001     3,000     $1.33          D
                                                     par value
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Explanation of Responses:
                                                                                       /S/ David B. Cole                 10/22/96
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                       David Brooks Cole
Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)


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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Options (right to buy)       5/1/95     4/30/02   Common Stock, $.001 par  3,000     $1.33            D
-------------------------------------------------------------------value------------------------------------------------------------
                             6/1/95    5/31/02    Common Stock, $.001 par  3,000     $1.33            D
-------------------------------------------------------------------value------------------------------------------------------------

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Explanation of Responses:
                                                                                       /s/ David B. Cole                 10/22/96
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                       David Brooks Cole
Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)
